Exhibit 99.1

CONFIDENTIAL
FOR RELEASE:	Tuesday, December 27, 2016
5:00 a.m. Pacific Time

Seattle Genetics Announces Clinical Hold on Several Phase 1 Trials of Vadastuximab Talirine (SGN-CD33A)

-Enrollment Continues on Phase 3 CASCADE Trial in Acute Myeloid Leukemia and Phase 1/2 Trial in Myelodysplastic Syndrome-

BOTHELL, WA - December 27, 2016 – Seattle Genetics, Inc. (Nasdaq: SGEN), a global biotechnology company, today announced that it has received notice from the U.S. Food and Drug Administration (FDA) that a clinical hold or partial clinical hold has been placed on several early stage trials of vadastuximab talirine (SGN-CD33A) in acute myeloid leukemia (AML). The clinical holds were initiated to evaluate the potential risk of hepatotoxicity in patients who were treated with SGN-CD33A and received allogeneic stem cell transplant either before or after treatment. Six patients have been identified with hepatotoxicity, including several cases of veno-occlusive disease, with four fatal events. Overall more than 300 patients have been treated with SGN-CD33A in clinical trials across multiple treatment settings. Seattle Genetics is working diligently with the FDA to determine whether there is any association between hepatotoxicity and treatment with SGN-CD33A, to promptly identify appropriate protocol amendments for patient safety and to enable continuation of these trials.

The phase 1/2 trial of SGN-CD33A monotherapy in pre- and post-allogeneic transplant AML patients has been placed on full clinical hold. Two phase 1 trials have been placed on partial clinical hold (no new enrollment, existing patients may continue treatment with re-consent). These studies are SGN-CD33A monotherapy, including a subset of older AML patients in combination with hypomethylating agents, and SGN-CD33A combination treatment with 7+3 chemotherapy in newly diagnosed younger AML patients. No new studies will be initiated until the clinical holds are lifted.

Seattle Genetics’ other ongoing trials of SGN-CD33A, including the phase 3 CASCADE trial in older AML patients and phase 1/2 trial in myelodysplastic syndrome, are proceeding with enrollment.

About Vadastuximab Talirine (SGN-CD33A)

Vadastuximab talirine (SGN-CD33A; 33A) is a novel investigational ADC targeted to CD33 utilizing Seattle Genetics’ proprietary ADC technology. CD33 is expressed on most AML and MDS blast cells. The CD33 engineered cysteine antibody is stably linked to a highly potent DNA binding agent called a pyrrolobenzodiazepine (PBD) dimer via site-specific conjugation technology (EC-mAb). PBD dimers are significantly more potent than systemic chemotherapeutic drugs and the EC-mAb technology allows uniform drug-loading onto an ADC. The ADC is designed to be stable in the bloodstream and to release its potent cell-killing PBD agent upon internalization into CD33-expressing cells.

33A was granted Orphan Drug Designation by both the U.S. Food and Drug Administration (FDA) and the European Commission for the treatment of AML. FDA orphan drug designation is intended to encourage companies to develop therapies for the treatment of diseases that affect fewer than 200,000 individuals in the United States.

Exhibit 99.1

About Seattle Genetics

Seattle Genetics is an innovative biotechnology company that develops and commercializes novel antibody-based therapies for the treatment of cancer. The company’s industry-leading antibody-drug conjugate (ADC) technology harnesses the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. ADCETRIS® (brentuximab vedotin), the company’s lead product, in collaboration with Takeda Pharmaceutical Company Limited, is the first in a new class of ADCs commercially available globally in 65 countries for relapsed classical Hodgkin lymphoma (HL) and relapsed systemic anaplastic large cell lymphoma (sALCL). Seattle Genetics is also advancing vadastuximab talirine (SGN-CD33A; 33A), an ADC in a phase 3 trial for acute myeloid leukemia. Headquartered in Bothell, Washington, Seattle Genetics has a robust pipeline of innovative therapies for blood-related cancers and solid tumors designed to address significant unmet medical needs and improve treatment outcomes for patients. The company has collaborations for its proprietary ADC technology with a number of companies including AbbVie, Astellas, Bayer, Celldex, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the potential that the full and partial clinical holds on the affected clinical trials for SGN-33A will be lifted so that these trials may continue and the possibility that SGN-CD33A may be approved for treatment of AML. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the inability to provide information and institute safety mitigation measures as required by the FDA to permit these trials to continue in which case these trials may be delayed or discontinued. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Brandi Robinson

(425) 527-2910

brobinson@seagen.com